UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 22, 2016

Date of Report (Date of earliest event reported)

Elray Resources, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52727	98-0526438
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Lindell Road, Suite D131 Las Vegas, NV	89103
(Address of principal executive offices)	(Zip Code)

917.775.9689

Registrant's telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sale of Equity Securities

On April, 19th 2016, Elray Resources, Inc. (the "Company") and its Board of Director approved the issuance of shares of the Company's common stock in lieu of cash for salary and bonus ( the "Shares").

The material items are summarized below.

Payment in Shares in lieu of Cash.

Mr. Anthony Brian Goodman is employed as the Company's Chief Executive Officer under the terms of an Employment Agreement dated July 1, 2012 between the Company and Mr. Goodman.

Mr. Goodman owed a total of $723,721 for employment that took place between July 15, 2012 and December 31, 2015.

Mr. Goodman has elected to receive the Shares in lieu of cash and has submitted a Notice of Conversion requesting payment of $90,000 in Shares in lieu of cash salary. The request represents a portion of Mr. Goodman's salary and equates to 233,333,334 Shares of common stock at the price of $0.000385714. The Company based the price on the average of the share closing price for the last 7 days of trading prior to the conversion notice, as per the terms of Mr Goodman's Employment Agreement.

The issuance of Shares to Mr. Goodman was in excess of 5% of the issued and outstanding stock and reported pursuant to the requirement of Section 12 of the Security and Exchange Act of 1934.

The Company issued the securities to Mr. Goodman as a "non-U.S. person" (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction in which it relied on the registration exemption provided for in Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended (the "Act"), as the conditions of Regulation S were met, including but not limited to the following conditions:

•	The party receiving shares is a resident and citizen of Australia and was in Australia at the time of the sale of the shares;
•	The party receiving shares agreed to resell the shares only in accordance with Regulation S, pursuant to a registration under the Act, or pursuant to an available exemption from registration; and
•

The certificate representing the shares sold contain a legend that transfer of the shares is prohibited except in accordance with the provisions of Regulation S, pursuant to a registration under the Act, or pursuant to an available exemption from registration and the hold may engage in hedging transactions with regards to the Company's common stock unless in compliance with the Act.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this to be signed on its behalf by the undersigned hereunto duly authorized.

Elray Resources, Inc.

Date: June 22, 2016	By:	/s/ Anthony Goodman
	Name:	Anthony Brian Goodman
	Title:	Chief Executive Officer

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